LifeWallet Receives Nasdaq Notification of Non-Compliance with Listing Rule 5250(c)

CORAL GABLES, FLORIDA – MAY 24, 2023 – MSP Recovery, Inc. d/b/a/ LifeWallet (NASDAQ: LIFW) (“LifeWallet” or “LIFW” or the “Company”), received a notification letter on May 18, 2023 from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating the Company was not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Form 10-Q for the period ended March 31, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). As described in the Form 8-K filed by the Company on April 18, 2023, the Company is also delinquent in filing its Form 10-K for the year ended December 31, 2022 (the “ Form 10-K”).

Under the Nasdaq rules, the Company has 60 calendar days, or until June 20, 2023, to file the Form 10-K and Form 10-Q or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. This notification has no immediate effect on the listing of the Company’s common stock on Nasdaq. However, if the Company fails to timely regain compliance with Nasdaq Listing Rule 5250(c)(1), the Company’s common stock will be subject to delisting from Nasdaq. The Company is working diligently and expects to file its Form 10-K and Form 10-Q within the 60-day period.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About LifeWallet

Founded in 2014 as MSP Recovery, LifeWallet has become a Medicare, Medicaid, commercial, and secondary payer reimbursement recovery leader, disrupting the antiquated healthcare reimbursement system with data-driven solutions to secure recoveries from responsible parties. LifeWallet provides comprehensive solutions for multiple industries including healthcare, legal, education, and sports NIL, while innovating technologies to help save lives. For more information, visit: investor.lifewallet.com.

Cautionary Note Regarding Forward-Looking Statements

The Company cautions you certain of the statements in this press release may represent “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; general market conditions; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company’s Forms 10-K, Forms 10-K/A, Forms 10-Q, Forms 10-Q/A and Form 8-K reports (including all amendments to those reports).

For Media:

ICR, Inc.

lifewallet@icrinc.com

For Investors:

ICR, Inc.

Marc Griffin

Marc.Griffin@icrinc.com